Exhibit 5

WILLARD F. PINNEY, JR.
(860) 240-6016
WPINNEY@MURTHALAW.COM

July 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:	Connecticut Water Service, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), 700,000 shares (the “Shares”) of common stock of the Company, without par value (the “Common Stock”) issuable pursuant to the terms of the Connecticut Water Service, Inc. 2004 Performance Stock Program (the “Program”), together with the Preference Share Purchase Rights related to the Shares (the “Rights”).

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Program, (iii) the Amended and Restated Certificate of Incorporation and By-Laws of the Company, each as currently in effect, (iv) the Rights Agreement, originally dated as of August 12, 1998, between the Company and the Rights Agent named therein, as subsequently amended (the “Rights Agreement”), and (v) certain resolutions adopted by the Board of Directors of the Company relating to the Program and the issuance of the Shares and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Securities and Exchange Commission
July 20, 2004

We have made such other investigations of fact and law as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

     In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

     As to various matters of fact material to our opinion, we have relied upon, and assumed the accuracy, completeness and genuineness of, the statements of fact contained in the documents we have examined or made to us by officers or employees of the Company who by reason of their positions would be expected to have knowledge of such facts. Although we have made no independent investigation of any such facts, nothing has come to our attention which would lead us to believe that such facts are inaccurate.

     Members of our firm are admitted to the Bar of the State of Connecticut and do not purport to be experts on, or express any opinion concerning, any law other than the laws of the State of Connecticut and the federal securities laws of the United States.

     Based upon and subject to the foregoing, we are of the opinion that:

     1.      The Shares have been duly authorized for issuance and, upon the effectiveness of the Registration Statement under the Securities Act, and the issuance of the Shares and delivery of proper stock certificates therefor in the manner contemplated in the Program, the Shares will constitute validly issued, fully paid and nonassessable shares of capital stock of the Company.

     2.      Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Registration Statement has been declared effective under the Securities Act and the Shares have been validly issued and delivered as contemplated in the preceding paragraph, the Rights attributable to the Shares will be validly issued.

     The opinion set forth in paragraph 2 above is limited solely to the valid issuance of the Rights under the Rights Agreement and the corporation laws of the State of Connecticut and is subject to general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and fiduciary considerations. We express no opinion herein with respect to such general principles of equity or fiduciary considerations or, other than the valid issuance of the Rights under the Rights Agreement, to any other aspect of the Rights, the

Securities and Exchange Commission
July 20, 2004

adoption of the Rights Agreement or the enforceability of any particular provisions of the Rights Agreement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Willard F. Pinney, Jr.

Willard F. Pinney, Jr. A Partner of the Firm

cc:	Mr. David C. Benoit Timothy L. Largay, Esq.